Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2016 Second Quarter
Financial Results

•	Strong second quarter consolidated sales and bookings of $164.4 million and $181.5 million, respectively

•	Record quarterly sales, operating profit and bookings for Aerospace segment
EAST AURORA, NY, August 3, 2016 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three and six months ended
July 2, 2016. Earnings per share for 2015 are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 8, 2015

	Three Months Ended			Six Months Ended
	July 2, 2016	July 4, 2015	% Change	July 2, 2016	July 4, 2015	% Change

Sales	$164,426	$173,156	-5.0%	$323,956	$334,794	-3.2%
Gross Profit	$44,835	$49,452	-9.3%	$84,318	$89,614	-5.9%
Gross margin	27.3%	28.6%		26.0%	26.8%
SG&A	$22,224	$21,297	4.4%	$44,108	$43,916	0.4%
SG&A percent of sales	13.5%	12.3%		13.6%	13.1%
Income from Operations	$22,611	$28,155	-19.7%	$40,210	$45,698	-12.0%
Operating margin %	13.8%	16.3%		12.4%	13.6%
Net Income	$14,980	$17,690	-15.3%	$26,465	$28,373	-6.7%
Net Income %	9.1%	10.2%		8.2%	8.5%

Peter J. Gundermann, President and Chief Executive Officer, commented, “We had strong second quarter performance with our Aerospace business setting new records for sales, operating profit and bookings. Our Test Systems business, as expected, continues to struggle with lower 2016 volume, but is making solid progress on promising programs for the future. All in all, we feel well-positioned and our major initiatives remain on track.”

Consolidated Review
Second Quarter 2016 Results
Consolidated sales were down $8.7 million from the same period last year as record Aerospace segment sales of $142.5 million, which were up 7.8%, or $10.3 million, helped to offset lower
Test Systems segment sales which were down 46.5% to $21.9 million.
Lower consolidated gross margin was the result of lower volume and marginally higher engineering and development (“E&D”) costs. E&D was $21.9 million in the quarter, up slightly from $21.3 million of E&D costs in last year’s second quarter. As a percent of sales, E&D was 13.3% and 12.3% in the second quarters of 2016 and 2015, respectively.
Selling, general and administrative (“SG&A”) expenses increased $0.9 million compared with the 2015 second quarter. However, the second quarter of 2015 benefited from a $1.3 million reduction to the contingent consideration liability related to prior acquisitions.
The effective tax rate for the quarter was 30.5%, compared with 34.6% in the second quarter of 2015. The second quarter 2016 tax rate was favorably impacted by the permanent reinstatement of the federal research and development tax credit in the fourth quarter of 2015.
Net income of $15 million translated to $.57 per diluted share.
Year-to-Date 2016 Results
Consolidated sales for the first six months of 2016 decreased by $10.8 million, or 3.2%, to
$324.0 million. Aerospace segment sales were up 2.3% year-over-year to $280.8 million, while
Test Systems segment sales were down 28.4% to $43.1 million.
Solid gross margin performance was the result of improved operational efficiencies as well as product mix, which partially offset $1.6 million higher E&D costs. E&D costs were 14.0% of sales, or $45.2 million, compared with $43.6 million, or 13.0% of sales, in the prior year’s first six months.
SG&A expenses were $44.1 million, or 13.6% of sales, in the first six months of 2016 compared with $43.9 million, or 13.1% of sales, in the same period last year. The first half of 2015 benefited from a $1.3 million reduction to the contingent consideration liability related to prior acquisitions in the second quarter.
The effective tax rate for the first six months of 2016 was 30.5%, compared with 34.5% in the first six months of 2015. The tax rate in the first six months of 2016 was favorably impacted by the permanent reinstatement of the federal research and development tax credit in the fourth quarter of 2015.
Net income for the first half of 2016 totaled $26.5 million, or $1.00 per diluted share.
During the second quarter, the Company repurchased approximately 231,000 shares at an aggregate cost of $7.9 million under its share repurchase program. Since the inception of the program in February 2016, the Company has repurchased 360,000 shares at an aggregate cost of $12.2 million.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Second Quarter 2016 Results
Aerospace segment sales increased by $10.3 million, or 7.8%, when compared with the prior year’s second quarter to $142.5 million, which represents a record level for the Aerospace segment.
Electrical Power & Motion sales grew $7.7 million, or 11.4%, largely driven by higher sales of in-seat power products, which were up 13.1%. Additionally, Lighting & Safety products increased by
$4.1 million, or 10.7%. These increases were offset by a $2.3 million decline in Avionics products, which was largely due to lower sales of satellite antenna systems and in-flight entertainment/cabin management systems for VVIP aircraft.
Aerospace operating profit for the second quarter of 2016 also set an all-time high of $24.9 million, or 17.4% of sales, compared with $20.3 million, or 15.3% of sales, in the same period last year. Operating margins gained on higher volume were partially offset by increased E&D spending and a general increase in operating costs. Aerospace E&D costs were $19.0 million in the quarter compared with $18.5 million in the same period last year.
Aerospace orders in the second quarter of 2016 were its best ever, at $163.5 million, an increase of 21.6% over orders of $134.5 million in the 2015 second quarter. The Aerospace segment book to bill ratio for the quarter was 1.15. Backlog was $235.8 million at the end of the second quarter of 2016, also a new record.
Aerospace Year-to-Date 2016 Results
Aerospace segment sales increased by $6.3 million, or 2.3%, when compared with the prior year’s first six months to $280.8 million.
Electrical Power & Motion sales grew $13.5 million, or 9.9%, largely driven by higher sales of in-seat power products, which were up 10.2%. This increase was offset by a $12.2 million decline in Avionics products, which was largely due to lower sales of satellite antenna systems.
Aerospace operating profit for the first six months of 2016 was $43.5 million, or 15.5% of sales, compared with $43.7 million, or 15.9% of sales, in the same period last year. Operating leverage gained on increased volume for the business was offset by higher E&D costs of approximately
$1.4 million. E&D costs for Aerospace were $39.4 million and $38.0 million in the first half of 2016 and 2015, respectively. Aerospace SG&A expense increased $0.7 million in the first six months of 2016 as compared with 2015. The first six months of 2015 included inventory step-up costs of
$0.7 million that reduced normal operating margins for that period.
Mr. Gundermann commented, “Our Aerospace business continues to perform very well. We continue to see strong demand for both new build and retrofit programs. We remain confident in our belief that our compelling array of products that we provide to the industry are favored by airframe manufacturers, airlines, and passengers.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Second Quarter 2016 Results
Sales in the second quarter of 2016 decreased approximately $19.0 million to $21.9 million compared with the same period in 2015, a decrease of 46.5%. Sales to the Semiconductor market decreased $21.6 million compared with the same period in 2015, which was partially offset by increased sales of $2.6 million to the Aerospace & Defense market.

Operating profit was $1.1 million, or 4.9% of sales, compared with $9.9 million or 24.1% of sales in last year’s second quarter. E&D costs remained relatively consistent at $2.9 million and $2.8 million in the second quarters of 2016 and 2015, respectively.
Orders for the Test Systems segment in the quarter were $17.9 million, up $5.7 million, or 46.7%, over the prior year period. Backlog was $58.0 million at the end of the second quarter of 2016.
Test Systems Year-to-Date 2016 Results
Sales in the first six months of 2016 decreased 28.4% to $43.1 million compared with sales of
$60.3 million for the same period in 2015, due to lower shipments to the Semiconductor market. Sales to the Semiconductor market decreased $19.3 million compared with the same period in 2015, which was partially offset by increased sales of $2.1 million to the Aerospace & Defense market.
Operating profit was $3.3 million, or 7.6% of sales, compared with $7.6 million, or 12.7% of sales, in the first six months of 2015. E&D costs were $5.9 million in the first six months of 2016 compared with $5.6 million in the prior year period.
Mr. Gundermann commented, “As expected, our Test business is operating with lower volume this year as demand from the semiconductor industry dropped. At the same time, we are involved in a significant number of development programs which hold great promise for the future. We have very positive expectations for Test Systems in 2017.”

Forecast
Consolidated sales in 2016 are forecasted to be in the range of $655 million to $685 million, which represents a decline from the previous range which was $665 million to $710 million. Approximately $560 million to $580 million of revenue is expected from the Aerospace segment. Expectations for Test Systems segment revenue in 2016 remains relatively unchanged at approximately $95 million to $105 million.
Consolidated backlog at July 2, 2016 was $293.8 million, of which approximately $199.9 million is expected to ship in 2016.
Mr. Gundermann commented, “Our backlog and prospect lists are in pretty good shape, but customer schedules suggest that we may see some revenue weakness in the second half of the year, particularly in the third quarter. These scheduling challenges seem to be rooted in the weaker bookings we saw in the second half of 2015, particularly on the Aerospace side. This being said, our stronger bookings of today, combined with our prospects in Test Systems, have us looking forward already to a stronger 2017.”
The effective tax rate for 2016 is expected to be approximately 29% to 32%.
Capital equipment spending in 2016 is planned to be in the range of $17 million to $20 million.
E&D costs are expected to be similar to 2015.

Second Quarter 2016 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13640541. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, August 10, 2016. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense, electronics and semiconductor industries. Astronics’ products and services include advanced, high-performance electrical power generation, distribution and motion systems, lighting & safety systems, avionics products, aircraft structures, systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	7/2/2016	7/4/2015	7/2/2016	7/4/2015
Sales	$164,426	$173,156	$323,956	$334,794
Cost of products sold	119,591	123,704	239,638	245,180
Gross profit	44,835	49,452	84,318	89,614
Gross margin	27.3%	28.6%	26%	26.8%

Selling, general and administrative	22,224	21,297	44,108	43,916
SG&A % of sales	13.5%	12.3%	13.6%	13.1%
Income from operations	22,611	28,155	40,210	45,698
Operating margin	13.8%	16.3%	12.4%	13.6%

Interest expense, net	1,056	1,111	2,143	2,357
Income before tax	21,555	27,044	38,067	43,341
Income tax expense	6,575	9,354	11,602	14,968
Net income	$14,980	$17,690	$26,465	$28,373
Net income % of sales	9.1%	10.2%	8.2%	8.5%

*Basic earnings per share:	$0.59	$0.70	$1.04	$1.12
*Diluted earnings per share:	$0.57	$0.67	$1.00	$1.08

*Weighted average diluted shares outstanding (in thousands)	26,284	26,261	26,339	26,243

Capital expenditures	$3,726	$5,218	$6,176	$12,277
Depreciation and amortization	$6,600	$6,418	$13,146	$12,545

*All 2015 share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 8, 2015.

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, $ in thousands)
	7/2/2016	12/31/2015
ASSETS
Cash and cash equivalents	$20,411	$18,561
Accounts receivable	106,316	95,277
Inventories	119,329	115,467
Other current assets	11,308	20,662
Property, plant and equipment, net	123,709	124,742
Other long-term assets	11,966	10,889
Intangible assets, net	103,598	108,276
Goodwill	115,614	115,369
Total assets	$612,251	$609,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	2,691	$2,579
Accounts payable and accrued expenses	60,828	62,896
Customer advances and deferred revenue	28,729	38,757
Long-term debt	163,898	167,210
Other liabilities	37,661	37,576
Shareholders' equity	318,444	300,225
Total liabilities and shareholders' equity	$612,251	$609,243

ASTRONICS CORPORATION
Segment Data
(Unaudited, $ in thousands)
	Three Months Ended		Six Months Ended
	7/2/2016	7/4/2015	7/2/2016	7/4/2015
Sales
Aerospace	$142,528	$132,170	$281,177	$274,522
Less Inter-segment	(27)	-	(367)	-
Total Aerospace	142,501	132,170	280,810	274,522

Test Systems	21,925	40,986	43,146	60,327
Less Inter-segment	-	-	-	(55)
Total Test Systems	21,925	40,986	43,146	60,272
Total sales	164,426	173,156	323,956	334,794

Operating profit and margins
Aerospace	24,851	20,271	43,542	43,673
	17.4%	15.3%	15.5%	15.9%
Test Systems	1,074	9,863	3,284	7,638
	4.9%	24.1%	7.6%	12.7%
Total operating profit	25,925	30,134	46,826	51,311

Interest expense	1,056	1,111	2,143	2,357
Corporate expenses and other	3,314	1,979	6,616	5,613
Income before taxes	$21,555	$27,044	$38,067	$43,341

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/2/2016	7/4/2015	% change	7/2/2016	7/4/2015	% change	2016 YTD
Aerospace Segment
Commercial Transport	$116,423	$107,629	8.2%	$229,818	$227,823	0.9%	71.0%
Military	13,973	10,569	32.2%	26,254	19,827	32.4%	8.1%
Business Jet	7,707	9,061	-14.9%	14,232	17,153	-17.0%	4.4%
Other	4,398	4,911	-10.4%	10,506	9,719	8.1%	3.2%
Aerospace Total	142,501	132,170	7.8%	280,810	274,522	2.3%	86.7%

Test Systems Segment
Semiconductor	9,848	31,507	-68.7%	16,985	36,258	-53.2%	5.2%
Aerospace & Defense	12,077	9,479	27.4%	26,161	24,014	8.9%	8.1%
Test Systems Total	21,925	40,986	-46.5%	43,146	60,272	-28.4%	13.3%

Total	$164,426	$173,156	-5.0%	$323,956	$334,794	-3.2%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/2/2016	7/4/2015	% change	7/2/2016	7/4/2015	% change	2016 YTD

Aerospace Segment
Electrical Power & Motion	$75,564	$67,844	11.4%	$150,957	$137,415	9.9%	46.6%
Lighting & Safety	41,979	37,907	10.7%	82,544	79,985	3.2%	25.5%
Avionics	9,344	11,663	-19.9%	16,818	29,030	-42.1%	5.2%
Systems Certification	5,391	5,771	-6.6%	9,997	10,344	-3.4%	3.1%
Structures	5,825	4,074	43.0%	9,988	8,029	24.4%	3.1%
Other	4,398	4,911	-10.4%	10,506	9,719	8.1%	3.2%
Aerospace Total	142,501	132,170	7.8%	280,810	274,522	2.3%	86.7%

Test Systems	21,925	40,986	-46.5%	43,146	60,272	-28.4%	13.3%

Total	$164,426	$173,156	-5.0%	$323,956	$334,794	-3.2%

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Trailing Twelve Months
	10/3/2015	12/31/2015	4/2/2016	7/2/2016
Sales
Aerospace	$138,728	$136,488	$138,309	$142,501	$556,026
Test Systems	61,417	20,852	21,221	21,925	125,415
Total Sales	$200,145	$157,340	$159,530	$164,426	$681,441

Bookings
Aerospace	$129,807	$121,796	$140,427	$163,532	$555,562
Test Systems	15,352	12,860	21,503	17,941	67,656
Total Bookings	$145,159	$134,656	$161,930	$181,473	$623,218

Backlog
Aerospace	$227,345	$212,651	$214,769	$235,800
Test Systems	69,705	61,713	61,995	58,011
Total Backlog	$297,050	$274,364	$276,764	$293,811	N/A

Book:Bill Ratio
Aerospace	0.94	0.89	1.02	1.15	1.00
Test Systems	0.25	0.62	1.01	0.82	0.54
Total Book:Bill	0.73	0.86	1.02	1.10	0.91